Filed Pursuant to Rule 424(b)(2)

File No. 333-152351

PROSPECTUS SUPPLEMENT NO. 3

(To Prospectus Supplement No. 1 dated January 13, 2010)

(and to Prospectus dated August 7, 2008)

711,018 COMMON SHARES OF BENEFICIAL INTEREST

Pursuant to this prospectus supplement, and the accompanying prospectus supplement no. 1 and prospectus, we are offering 711,018 common shares of beneficial interest, par value $0.01 per share of RAIT Financial Trust, or common shares, to YA Global Master SPV Ltd., or YA Global, at a price of $2.109653 per share pursuant to our previously announced Standby Equity Purchase Agreement, or the SEDA, dated January 13, 2010, with YA Global. The total purchase price for the shares is $1,500,000. These shares are being issued as part of the commitment by YA Global to purchase, at our option, from time to time, up to $50,000,000 worth of common shares pursuant to the SEDA as described in prospectus supplement no. 1. We will receive net proceeds from the sale of these shares of approximately $1,470,000, after payment of a placement agent fee of 2% of the purchase price that will be paid to Raymond James & Associates, Inc., a member of FINRA/SIPC.

In addition to our issuance of common shares to YA Global pursuant to the SEDA, this prospectus supplement, and the accompanying prospectus supplement no. 1 and prospectus also cover the sale of those shares by YA Global to the public. YA Global may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended.

We expect to issue the shares to YA Global on or about July 15, 2010. Our common shares are listed on The New York Stock Exchange under the symbol “RAS.” The last reported sale price of our common shares on The New York Stock Exchange on July 14, 2010 was $2.15 per share.

Investing in our common shares involves risks. See the risk factors beginning on page 11 of RAIT’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission to read about the risks you should consider before purchasing our common shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 15, 2010.